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                                                                  Exhibit 2.a


                                   AGREEMENT

         THIS AGREEMENT is made and entered into this ____ day of ____________, 1997, by and between Kennametal Inc., a Pennsylvania corporation ("Company"), JLK Direct Distribution Inc., a Pennsylvania corporation ("JLK"), and J&L America, Inc., a Michigan corporation ("J&L").

                                  WITNESSETH:

         WHEREAS, Company owns and operates integrated industrial supply programs which provide to large industrial manufacturers needs assessment, cost analysis, procurement planning, supplier selection, "just-in-time" restocking of supplies and ongoing technical support ("FSS Programs"); and

         WHEREAS, J&L is a wholly-owned subsidiary of Company which engages in the distribution of a broad range of metalworking tooling and related products such as cutting tools, carbide and other tool inserts, abrasives, drills, machine tool accessories, hand tools and other industrial supplies through J&L's master catalog, monthly promotional sales flyer, telemarketing, direct sales and showrooms; and

         WHEREAS, Company owns all of the Class B Common Stock, par value $.01 per share, of JLK and JLK intends to effect an initial public offering (the "Offering") of shares of the Class A Common Stock, par value $.01 per share, of JLK and upon completion of the Offering, JLK will cease to be a wholly-owned subsidiary of Company; and

         WHEREAS, in connection with the Offering, Company intends to contribute the FSS Programs to J&L and thereafter contribute all of the issued and outstanding capital stock of J&L to JLK; and

         WHEREAS, the Boards of Directors of Company and JLK have approved the transactions contemplated herein and the parties hereto desire to enter into and carry out the transactions contemplated by this Agreement in accordance with the terms hereof;

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:


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                                   ARTICLE I

                                THE TRANSACTION

         Subject to the terms, upon the conditions, at the time and in the manner set forth herein, (a) Company covenants and agrees to assign, transfer, convey and deliver to J&L the FSS Programs (as defined in Section 3.1 hereof) subject to the Assumed Liabilities (as defined in Section 4.1 hereof); (b) J&L covenants and agrees to assume and to pay, perform and satisfy, or otherwise discharge, as and when they become due, the Assumed Liabilities; and (c) Company covenants and agrees to assign, transfer, convey and deliver to JLK all of the issued and outstanding capital stock of J&L.

                                   ARTICLE II

                    CLOSING, CLOSING DATE AND EFFECTIVE TIME

         2.1 THE CLOSING AND CLOSING DATE. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of JLK, State Route 981 South, Latrobe, PA 15650, at 10:00 a.m. local time on the earlier of: (a) June 30, 1997; or (b) immediately prior to the closing of the Offering, or on such other date or at such other place as the parties may agree (the "Closing Date").

         2.2 THE EFFECTIVE TIME. The effective time of the transactions contemplated herein (the "Effective Time") shall be on the Closing Date.

                                  ARTICLE III

                     TRANSFER OF FSS PROGRAMS AND J&L STOCK

         3.1 FSS PROGRAMS ASSETS. At the Closing, Company shall assign, transfer, convey and deliver to J&L, and J&L shall accept all right, title and interest of Company in all of the assets of Company as the same relate exclusively and solely to the FSS Programs (the "FSS Programs Assets").

         The "FSS Programs Assets" shall be the following assets of Company:

         (a) The machinery, equipment, vehicles, furniture, fixtures, computer hardware and other capital assets used in connection with the FSS Programs (the "Capital Assets");

         (b) All customer accounts, customer notes and other receivables of Company which represent amounts earned by or owed to Company on account of the FSS Programs (the "Receivables");

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         (c)      The agreements, contracts, unfilled purchase and sales orders and commitments in connection with the FSS Programs (the "Contracts");

         (d) All inventories of Company held for use in the FSS Programs, including, without limitation, finished goods, supplies and inventories (the "Inventories");

         (e) All outstanding proposals and bids under which benefits accrue or will accrue to the FSS Programs (the "Proposals and Bids");

         (f) The licenses, franchises, permits and other authorizations from federal, state, local and other governmental or administrative authorities (the "Permits");

         (g) The inventions, patents, applications for patents, trade names, trade dress, know-how, inventions, processes, formulas, compositions, designs and background technology, trademarks, service marks, registrations of trademarks and service marks, applications for registration of trademarks and service marks, copyrights, registrations of copyrights, applications for registrations of copyrights, mask works, registrations of mask works, applications for registration of mask works, computer software programs, manufacturing, engineering and other drawings, schematics, blueprints and designs, licenses and agreements used in and/or developed for the FSS Programs (the "Intellectual Property Assets");

         (h)      The business and goodwill of the FSS Programs;

         (i) The books and records of Company relating primarily to the FSS Programs; and

         (j) All other assets of Company used in or necessary to conduct the FSS Programs.

         3.2 J&L STOCK. At the Closing, Company shall assign, transfer, convey, and deliver to JLK and JLK shall accept all right, title and interest of Company in and to all of the issued and outstanding capital stock of J&L (the "J&L Stock"). The assignment, transfer, conveyance and delivery of the FSS Programs Assets hereunder to J&L and the subsequent assignment, transfer, conveyance and delivery of the J&L Stock hereunder to JLK are herein collectively called the "Transfers."

         3.3 EFFECTING TRANSFERS. To effect the Transfers, Company shall, on the Closing Date, execute and deliver to J&L a General Assignment and such other documents of conveyance that are reasonably necessary to effect the transfer of the FSS Programs Assets, in accordance with the terms and


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conditions of this Agreement. Similarly, the Company shall on the Closing Date deliver to JLK the J&L Stock duly endorsed for transfer thereof to JLK. The Transfers shall be effected by Company to J&L and JLK, as applicable, as is and where is as of the Closing Date.

                                   ARTICLE IV

                       ASSUMPTION OF ASSUMED LIABILITIES

         4.1 ASSUMED LIABILITIES. At the Closing, J&L shall assume, and on and after the Closing shall pay, perform and satisfy, or otherwise discharge, as and when they become due, all liabilities and obligations of Company as they relate to the FSS Programs (the "Assumed Liabilities"). The term "liability" as used in this Article IV shall include, without limitation, claims, indentures, pledges, mortgages, security interests, collateral assignments, conditional sales agreements or other title retention agreements, restrictions, liens, charges, royalties, other claims of ownership by third parties or encumbrances of any kind or nature whatsoever. J&L expressly acknowledges that the Assumed Liabilities include, without limitation, the following:

         (a) Any and all tax liabilities of Company arising out of the transfer of the FSS Programs;

         (b) All liability in respect of the Receivables and the Inventories;

         (c) All liability to perform under, and with regard to, the Contracts and the Accounts;

         (d) All liability to perform under, and with regard to, the Proposals and Bids;

         (e) All liabilities in respect of employees and employee benefit matters as the same relate to the FSS Programs;

         (f) All liability under product warranty obligations and product liabilities, each with respect to products or services provided in respect thereof sold, performed or delivered by Company prior to the Closing Date as the same relate to, arise from or are otherwise in connection with the FSS Programs;

         (g)      All liability under, and with regard to, the Permits;

         (h) All liability accruing prior to, on or after the Closing Date as concerns the Intellectual Property Assets; and

         (i) All other liabilities arising out of or in connection with the FSS Programs.

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                                   ARTICLE V

                             ACCESS TO INFORMATION

         5.1 DELIVERY OF RECORDS. As soon as practicable after the Closing Date, Company, JLK and J&L shall each deliver to the other party all books, contracts, accounts and records relating to the other party's business and employees and not then in such other party's possession to the extent Company, JLK or J&L, as the case may be, knows or is made aware that such items are not then in such other party's possession, and provided that Company, JLK or J&L, as the case may be, may make photocopies of any such item prior to delivery.

         5.2 INSPECTION OF INFORMATION. Company, JLK and J&L and each of its officers, directors, agents, lenders, employees, attorneys, accountants and other representatives shall have the right at any time during normal business hours (in a manner that does not unreasonably interfere with the other party's business operations) with reasonable advance notice, to inspect and examine, make copies of or excerpts from (with copying costs to be borne by the inspecting party) and have access to the books, contracts, accounts, records, documents, communications, knowledgeable personnel, items or matters existing or relating to periods prior to the Closing Date within each other's knowledge, possession or control (and shall use reasonable efforts to cause its employees and other persons or entities in possession of such to give similar access) in respect of the inspecting party's business and not otherwise transferred to the inspecting party.

         5.3 CONFIDENTIALITY. Company, JLK and J&L shall hold confidential, and shall cause their directors, officers, employees, auditors, attorneys, financial advisors, banks, accountants and other agents, consultants and advisors to hold confidential all confidential information concerning the other party furnished to it by such other party or such other party's representatives or otherwise received or obtained by it (the "Confidential Information"), except to the extent that such Confidential Information (a) is or becomes available to such party on a non-confidential basis prior to its disclosure by the other party; (b) is or becomes available to the public other than as a result of a disclosure by such party; (c) is or becomes available to such party on a non-confidential basis from another source; (d) is disclosed in connection with the preparation of tax returns or reports concerning any audit or other proceeding concerning taxes; or (e) is requested by a governmental authority other than through a voluntary act or omission of the party seeking to make such disclosure, in which case the party requested to disclose such Confidential Information shall use reasonable efforts to give the other party advance written notice in order to allow the other party the opportunity to obtain a protective order or other appropriate relief. Each party shall exercise the same degree of care to protect such Confidential Information as it takes to preserve confidentiality for its own similar information.

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         5.4 ATTORNEY-CLIENT RELATIONSHIP. Each of Company, JLK and J&L will use reasonable efforts to maintain, preserve and assert all privileges arising under or relating to the attorney-client relationship, including, but not limited to, the attorney-client privilege and work product doctrine. Company, JLK and J&L shall not (and shall use reasonable efforts to cause its employees not to) knowingly waive any privilege which could be asserted under applicable law without the prior consultation with the other, and none of the parties shall have the right to assert any such privilege as between them.

         5.5 THIRD-PARTY REQUESTS FOR INFORMATION. Upon receipt by any party of a subpoena, discovery or other request which calls for the production or disclosure of privileged information or if any party obtains knowledge that any current or former employee has received any subpoena, discovery or other request which calls for the production or disclosure of privileged information, the receiving party shall promptly notify the other party of the existence of the request and shall provide a reasonable opportunity to review the requested information and to assert any rights the other party may have under this
Article V or otherwise to prevent the production or disclosure of privileged information. No party will produce or disclose any privileged information unless (i) the other party has provided its express written consent to such production or disclosure; or (ii) a governmental authority has requested such information other than through a voluntary act or omission of the party seeking to make such disclosure, in which case the party requested to produce or disclose the information shall use reasonable efforts to give advance written notice to the other party in order to allow the other party the opportunity to obtain a protective order or other appropriate relief.

                                   ARTICLE VI

                        COOPERATION; FURTHER ASSURANCES

         6.1 GENERAL UNDERTAKINGS. Each party to this Agreement agrees to cooperate fully with the other party hereto and its counsel and accountants and other representatives, will use its best efforts to cause satisfaction of the terms of this Agreement. The parties shall, upon request of the other parties hereto, at any time and from time to time, execute, acknowledge, deliver and perform all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and instruments of further assurances as may be necessary or reasonably appropriate to carry out the provisions and intent of this Agreement. Without limiting the generality of the foregoing, at and after the Effective Time, Company will cooperate with J&L as J&L shall reasonably request (and at J&L's expense to the extent Company incurs more than routine or nominal administrative or ministerial costs) so that J&L has good and marketable title to the FSS Programs Assets.


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         6.2  CONTRACTS AND CONSENTS.

         (a) Company and J&L shall use their reasonable efforts to secure any and all consents, approvals or the expiration of any time periods required for the consummation of the transactions provided hereunder. All such consents or approvals shall be in writing and shall be in form and substance reasonably satisfactory to the parties to effect the consummation of the transactions contemplated hereby. To the extent that the transfer or assumption of any agreement, lease, contract or other document or instrument or any other asset constituting a FSS Programs Asset or an Assumed Liability requires the consent of any person other than J&L or Company, this Agreement shall not constitute a transfer or attempted transfer, or assumption or attempted assumption, thereof unless and until the consent or waiver of such person has been obtained.

         (b) If any such consent or waiver is not obtained, as of and from the Effective Time until such waiver or consent is obtained, on the request of J&L, Company shall (i) use its best efforts to provide or cause to be provided to J&L the benefits of any such agreement, lease, contract or other document or instrument constituting an FSS Programs Asset for which such consent or waiver has not been obtained, including, without limitation, enforcing rights of Company arising from any such agreement, lease, contract or other document or instrument constituting an FSS Programs Asset; or (ii) shall authorize J&L to act, and shall provide reasonable cooperation necessary to enable J&L to do so, in Company's place pursuant to such agreement, lease, contract or other document constituting an FSS Programs Asset.

         (c) With respect to any FSS Programs Asset or Assumed Liability for which the consent or waiver necessary to effect the transfer or the assumption has not been obtained, J&L shall
                  (i) use its best efforts to perform all obligations and satisfy all liabilities of Company arising under any agreement, lease, contract or other document or instrument relating to such FSS Programs Asset; and (ii) use its best efforts to pay, perform and satisfy or otherwise discharge in full, as and when it becomes due, any such Assumed Liability.

         (d) All costs of Company incurred after the Effective Time, other than the routine or nominal administrative or ministerial expenses of Company, arising out of or relating to the performance by Company of its obligations pursuant to this
                  Section 6.2 or as a result of a breach by J&L of its obligations under Section 6.2(c) shall be for the account of J&L.

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                                  ARTICLE VII

                                  TERMINATION

         This Agreement may be terminated at any time prior to the Closing by and in the sole discretion of Company without the approval or consent of JLK or J&L. In the event of such termination, each party to this Agreement shall not have any liability of any kind whatsoever to the other party.

                                  ARTICLE VIII

                                    NOTICES

         Any notice, request, demand or other communication given by any party under this Agreement (each a "notice") shall be in writing, may be given by a party or its legal counsel and shall be deemed to be duly given (i) when personally delivered; (ii) upon delivery by United States Express Mail or similar overnight courier service which provides evidence of delivery; (iii) when five (5) days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to whom directed at that party's address as it appears below or another address of which that party has given notice; (iv) when transmitted by telex (or equivalent service), the sender having received the answer back of the addressee; or (v) the next business day when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier in the manner provided above. Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

         Notice to Company, JLK and J&L shall be sufficient if given to:

         AS TO COMPANY:    Kennametal Inc.
                           State Route 981 South
                           P. O. Box 231
                           Latrobe, PA  15650
                           Attn:  R. L. McGeehan, President & CEO
                           Fax No.:  412/539-5776

         AS TO J&L & JLK:  JLK Direct Distribution Inc.
                           State Route 981 South
                           P. O. Box 231
                           Latrobe, PA  15650
                           Attn:  M. W. Ruprich, President & CEO
                           Fax No.:  412/539-4668


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                                   ARTICLE IX

                                 MISCELLANEOUS

         9.1 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to any jurisdiction's conflicts of laws provisions, as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

         9.2 TITLES, HEADINGS AND CAPTIONS. The titles, headings or captions of articles and sections in this Agreement and the various headings in the schedules attached hereto are provided for convenient reference only, and shall not be considered a part hereof for purposes of interpreting, construing or applying this Agreement, and such titles, headings or captions shall not define, limit, extend, explain or describe the meaning, scope or extent of this Agreement or any of its terms or conditions.

         9.3 GENDER AND NUMBER. Words and phrases herein shall be construed in the singular or plural number and as masculine, feminine or neuter gender, according to the context.

         9.4 COUNTERPARTS; USE OF FACSIMILES. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The reproduction of signatures by means of a telecopying device shall be treated as though such reproductions are executed originals and each party hereto covenants and agrees to provide the other parties with a copy of this Agreement bearing original signatures within five (5) days following transmittal by facsimile.

         9.5 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto respecting its subject matter and supersedes all negotiations, preliminary agreements and prior or contemporaneous discussions and understandings of the parties hereto in connection with the subject matter hereof. This Agreement may be amended, modified or supplemented only by a writing signed by both parties by their duly authorized representatives.

         9.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party.

         9.7 NO THIRD-PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and is not intended to confer upon any other


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person except the parties hereto any rights or remedies hereunder. There are no third-party beneficiaries to this Agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officer as of the date first above written.


J&L AMERICA, INC.                           KENNAMETAL INC.

By_______________________                   By_______________________

Name____________________                    Name____________________

Title_____________________                  Title_____________________


JLK DIRECT DISTRIBUTION INC.

By_______________________

Name____________________

Title_____________________


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